Exhibit 10.3



IN THE  MATTER  OF THE  PETITION  OF  PUBLIC      STATE OF NEW JERSEY
SERVICE  ELECTRIC  AND  GAS  COMPANY  FOR  A
BONDABLE   STRANDED   COST  RATE   ORDER  IN      BOARD OF PUBLIC UTILITIES
ACCORDANCE WITH N.J.S.A.  48:3-49 ET SEQ. TO
RECOVER   ITS   BASIC   GENERATION   SERVICE
TRANSITION COSTS (INCLUDING  FEDERAL,  STATE
AND LOCAL TAX  LIABILITIES  ASSOCIATED  WITH      DOCKET NO.:  E_______________
SUCH   RECOVERY)   PROVIDING   FOR  (1)  THE
IMPOSITION  OF A  NON-BYPASSABLE  TRANSITION
BOND  CHARGE;  (2) THE SALE OF THE  RIGHT TO
RECEIVE  SUCH  CHARGE TO A  SPECIAL  PURPOSE      PETITION
FINANCING ENTITY;  (3) THE ISSUANCE AND SALE
IN A PUBLIC  OFFERING  OR PRIVATE  PLACEMENT
OF NOT  MORE  THAN  $150  MILLION  AGGREGATE
PRINCIPAL  AMOUNT OF TRANSITION BONDS IN ONE
OR   MORE    SERIES    WITH   A    SCHEDULED
AMORTIZATION  UPON ISSUANCE OF UP TO FIFTEEN
(15) YEARS;  (4) THE USE OF TRANSITION  BOND
PROCEEDS TO REFINANCE OR RETIRE  OUTSTANDING
DEBT  AND/OR  EQUITY AND (5) THE FORMULA FOR
THE   CALCULATION   AND  ADJUSTMENT  OF  THE
TRANSITION    BOND    CHARGE    AND   MARKET
TRANSITION BOND CHARGE -TAX RELATED THERETO.




            Public Service Electric and Gas Company (the "Petitioner"), a New Jersey corporation organized under the provisions of Chapter 185 of the Laws of 1896, as amended and supplemented, with its principal office at 80 Park Plaza, Newark, New Jersey, respectfully shows that:

1. Petitioner is a public utility engaged in the electric and gas distribution business, subject to the jurisdiction of your Honorable Board.

2. This Petition for the issuance of a Bondable Stranded Costs Rate Order ("BSCRO" or "Financing Order") is filed pursuant to the Electric Discount and Energy Competition Act, Chapter 23 of the Laws of 1999, N.J.S.A. 48:3-49 et seq. (the "EDECA"), as amended by P.L. 2002, Ch. 84 (the "2002 Amendments", and together with the EDECA, the "Act"). Capitalized terms used herein and not specifically defined shall have the meanings as defined in the Act.

3.    RECOVERY OF BASIC GENERATION SERVICE TRANSITION COSTS.

            Basic Generation Service ("BGS"), as defined in N.J.S.A. 48:3-51, is a regulated electric generation service provided, pursuant to N.J.S.A. 48:3-57, to any electric utility customer of an electric utility that has not chosen an alternative power supplier. BGS transition costs ("BGS Transition Costs", as defined in N.J.S.A. 48:3-51) is the amount by which payments by an electric public utility for the procurement of power for BGS and related ancillary and administrative costs exceed the net revenues from the BGS charge established by the Board ("Deferred Balance") pursuant to N.J.S.A 48:3-57, during the Transition Period, together with interest on the Deferred Balance at the Board-approved rate, that is reflected in a Deferred Balance account approved by the Board in an Order addressing the electric public utility's rates, stranded costs, and restructuring filings pursuant to the Act. BGS Transition Costs include, but are not limited to payments by an electric public utility pursuant to a competitive procurement process for BGS supply during the Transition Period, and the costs of any such payments used to procure the BGS supply. The Transition Period commenced August 1, 1999 and will end July 31, 2003. The BGS Transition Costs that are the subject matter of this Petition is the Deferred Balance (the "Year Four Deferred Balance") incurred by Petitioner for the period August 1, 2002 through July 31, 2003 ("Year Four") pursuant to the rate unbundling stranded cost and restructuring Orders issued by the Board in Docket Nos. E097070461, E097070462 and E097070463 dated April 21, 1999 (Summary Order) and August 24, 1999 (Final Order) (collectively, the "Restructuring Order").

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            By Order dated December 11, 2001 in Docket Nos. EO01100654,
      EO01100655, EO01100656 and EO001100657, the Board approved an auction process for BGS supply, including supply for Year Four, and directed electric public utilities, including Petitioner, to make an auction process compliance filing ("Compliance Filing") in response thereto. On December 12, 2001, Petitioner made the Compliance Filing which included, among other things, a request for approval of Petitioner's accounting and cost recovery proposal for BGS Transition Costs, including, but not limited to, a determination (i) that the BGS Deferred Balance will be determined as the difference between Petitioner's recorded BGS revenue and total BGS Cost, (ii) interest on the Deferred Balance at a monthly rate based on the seven (7) year constant maturity treasuries as shown in the Federal Reserve Statistical Release on or closest to August 1, 2003 plus 60 basis points and (iii) a presumption of prudence with respect to Petitioner's BGS Transition Costs. At its special public agenda meeting held on December 14, 2001, the Board approved Petitioner's Compliance Filing after finding it to be consistent with its December 11, 2001 Order.

            On August 28, 2002, Petitioner filed its electric deferral case ("BGS Deferral Case"), Docket No. ER02080604, with respect to recovery of its Year Four Deferred Balance pursuant to the Restructuring Orders and the Board's July 22, 2002 Order Directing Supplemental Testimony ("Testimony Order"). The BGS Deferral Case was transmitted by the Board to the New Jersey Office of Administrative Law ("OAL"), which case was later consolidated with Docket No. ER02050303 for separate hearings. The Board also, pursuant to the Testimony Order, retained an independent auditor ("Independent Auditor") to perform an audit of Petitioner's Year Four Deferred Balance. Public hearings in the BGS Deferral Case were conducted by an OAL, Administrative

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

      Law Judge ("ALJ"), on December 10, 11 and 16 of 2002, respectively. Evidentuary Hearings on the BGS Deferral Case were conducted on March 3, 5 and 6, 2003.

            On June 6. 2003, the ALJ rendered his written decision ("ALJ Decision") to the Board, adopting the terms of a settlement among Petitioner and certain Parties to the BGS Deferral Case, which ALJ Decision, if adopted, will resolve all matters in the consolidated dockets, including the BGS Deferral Case. Petitioner is awaiting a final decision by the Board ("BGS Cost Order" or "Recovery Order"), including a finding that Petitioner's Year Four BGS Transition Costs, were reasonably and prudently incurred and that the Year Four Deferred Balance upon verification by the Independent Auditor is properly recoverable by Petitioner, with interest, under the Act . As set forth in the ALJ Decision, Petitioner's Year Four Deferred Balance is estimated to be approximately $241.5 million pre-tax at July 31, 2003. Petitioner accordingly seeks authority to securitize its verified Year Four Deferral Balance.

4.    REQUEST FOR BSCRO

            The 2002 Amendments, and specifically, N.J.S.A. 48:3-62(c)(3) authorizes an electric public utility to securitize the full amount of its reasonably and prudently incurred BGS Transition Costs pursuant to the provisions of the Act if the recovery of the BGS Transition Costs through the securitization would provide benefits to ratepayers based upon the "criteria" consisting of the lowest transition bond charge consistent with market conditions and the terms of the BSCRO when certified by the Board's designee.

            On September 17, 1999, your Honorable Board issued a BSCRO to Petitioner in Docket No. EF99060390 (the "Original Financing Order") authorizing, among other things, the issuance and sale of up to $2.525 billion aggregate principal amount of

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


      Transition Bonds by a special purpose financing subsidiary of Petitioner, the sale of Bondable Transition Property and the imposition of a non-bypassable Transition Bond Charge ("TBC"), the imposition of a Market Transition Charge-Tax ("MTC-Tax"), a formula for the calculation and adjustment of the TBC and the MTC-Tax. On January 31, 2001, PSE&G Transition Funding LLC, a subsidiary of Petitioner, issued and sold $2.525 billion of its Transition Bonds, Series 2001-1 (the "Original Transition Bond Transaction"). The terms and conditions approved by your Honorable Board in the Original Financing Order are substantially the same to those proposed herein.

            For purposes of recovering its BGS Transition Costs incurred in Year Four ("Year Four BGS Transition Costs") by Petitioner pursuant to the Restructuring Order and the BGS Cost Order to be issued in the BGS Deferral Case, and pursuant to N.J.S.A. 48:3-62(a), N.J.S.A. 48:3-62(c) and N.J.S.A. 48:3-62(g), Petitioner hereby requests the Board to issue a BSCRO authorizing Petitioner to securitize (the "BGS Transition Bond Transaction") its Year Four BGS Transition Costs, including its net of tax Year Four Deferred Balance incurred with respect to Year Four as verified by the Independent Auditor ); to impose a transition bond charge ("BGS Transition Bond Charge" or "BGS TBC") related thereto; and to sell Petitioner's right to receive the BGS TBC, together with related rights, to a bankruptcy-remote, special purpose financing entity ("SPE") to be formed as a subsidiary of Petitioner for such purpose substantially identical to the SPE authorized in the Original Financing Order. Petitioner also requests approval of a formula ("Formula") for the calculation and adjustment of the BGS TBC and the MTC-Tax related thereto substantially identical to the Formula authorized in the Original Financing Order which Formula is incorporated herein by reference thereto. A

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


      proposed form of Financing Order, substantially in the form of the Original Financing Order will be separately provided to Board Staff by Petitioner.

            The Financing Order will provide, among other things, (i) for the imposition of a non-bypassable TBC as provided in N.J.S.A. 48:3-64(a);
      (ii) the transfer of the BGS Bondable Transition Property (as defined herein) related to such TBC to an SPE; (iii) the issuance of transition bonds ("BGS Transition Bonds") by the SPE up to $150 million aggregate principal amount to recover such BGS Transition Costs, all as further described below, and (iv) a determination that the structure and pricing of the BGS Transition Bonds be conclusively deemed, as provided in N.J.S.A 48:3-62(g), as assuring the lowest TBC consistent with market conditions and the terms of such BSCRO. In the same manner as authorized in the Original Financing Order, Petitioner requests authority to impose an MTC-Tax to recover its Federal Income and State Corporate Business Tax associated with the collection of the BGS TBC until the related BGS Transition Bonds and other BGS Transition Costs have been paid in full, and to adjust the MTC-Tax in the same manner and at the same time as the BGS TBC is adjusted as described in this Petition.

            The entire amount of the net proceeds of the BGS Transition Bonds received by Petitioner shall be utilized by Petitioner to refinance or retire its outstanding debt or equity or both.

5.    BGS TRANSITION BOND TRANSACTION

      a.    Proposed Structure

            A general description of the BGS Transition Bond Transaction structure follows. The proposed structure is subject to modification depending upon the requirements of tax

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


      authorities, input from underwriters in connection with the marketing of the BGS Transition Bonds, and negotiations with nationally recognized statistical rating organizations (the "Rating Agencies") selected by Petitioner to assign credit ratings to the BGS Transition Bonds. The proposed structure is intended to minimize debt service costs and maximize ratepayer savings by obtaining the best possible rating for the BGS Transition Bonds as asset-backed securities. In the same manner as the Original Financing Transaction, the final structure of the transaction, pricing and terms of the BGS Transition Bonds will be determined by Petitioner at the time BGS Transition Bonds are priced and approved by a designee (the "Designee") of the Board as provided in the Act and as described herein.

            The Petitioner requests in this current Petition the authority to recover related BGS Transition Costs, including (1) the net amount of its tax Year Four Deferred Balance, as verified by the Independent Auditor; (2) the costs (currently estimated at $2.7 million) incurred to issue Transition Bonds (the "Upfront Transaction Costs"); (3) principal and interest on the Transition Bonds, together with the costs of paying, refinancing, administering and servicing, credit enhancing, overcollateralizing, the Transition Bonds ("Ongoing Transition Bond Costs"); and (4) taxes related to securitization, which reflect the grossed up revenue requirement associated with the net of tax stranded costs being securitized (the "Tax Component"), as more fully described herein. Pursuant to the proposed Financing Order, and as authorized in the Original Financing Order, Petitioner requests authority to recover from the proceeds of the BGS Transition Bonds, up to $150 million of its BGS Transition Costs, including its Upfront Transaction Costs. The remaining BGS Transition Costs, being the Ongoing Transition

      Bond Costs, will be recovered through the assessment and collection of the BGS Transition Bond Charge. In the same manner as authorized in the Original Financing Order the BGS Transition Bond Charge will be a separate, non-bypassable charge assessed and collected from all customers of Petitioner and/or any successor distribution company within Petitioner's existing service territory as of the date of this Petition, except as provided in N.J.S.A 48:3-77.

            The principal asset to be used to support Transition Bonds is the BGS Bondable Transition Property , a property right created under the Act, which includes the irrevocable right to charge and collect Transition Bond Charges and to obtain periodic adjustments of such Transition Bond Charges, and all revenues, collections, payments, money and proceeds thereof. Pursuant to N.J.S.A. 48:3-65 the Financing Order and the Transition Bond Charges are irrevocable upon the Financing Order becoming effective under the Act, and the Financing Order cannot be rescinded, altered, repealed, modified or amended by the Board or any other governmental entity, nor can it be impaired by the State of New Jersey, as provided in N.J.S.A. 48:3-66.

            In the same manner as provided in the Original Financing Order to implement the BGS Transition Bond Transaction, Petitioner will form a new non-utility, special-purpose bankruptcy-remote entity ("SPE") to be wholly-owned by Petitioner, and will provide the capitalization for such SPE. Petitioner will sell the Bondable Transition Property to the SPE in the BGS Transition Bond Transaction which, in accordance with the Act, will be a legal true sale and absolute transfer to the SPE. The SPE will constitute a financing entity for purposes of the Act. Board approval of the SPE and the BGS Transition Bond

      Transaction will constitute a finding that the SPE's activities will not violate any affiliate relation standards currently in effect or that the Board may adopt in the future.

            In the same manner as provided in the Original Financing Order to raise the funds to pay to Petitioner the purchase price of the BGS Bondable Transition Property, the SPE will issue and sell BGS Transition Bonds. The SPE will issue the BGS Transition Bonds in the form of asset-backed securities ("ABS") and sell the securities in a negotiated, fully underwritten public or private offering. All prior securitizations of utility stranded costs or BGS Transition Costs in New Jersey, including the Original Transition Bond Transaction approved by your Honorable Board in the Original Financing Order, have been or are proposed to be structured as ABS and sold on a negotiated basis. To the extent that it may be more cost-effective to structure the BGS Transition Bond Transaction as a private offering under Rule 144A of the Securities and Exchange Commission, Petitioner will do so. The expertise of an underwriter is critical to the structuring, pricing and marketing of securities in the ABS market. For such purpose, Petitioner has engaged Citigroup Global Markets, Inc. As in the Original Transition Bond Transaction, Petitioner continues to believe that a negotiated sale will assure that the Transition Bonds will receive the highest possible rating and will obtain the lowest possible interest and transaction costs, ensuring compliance with the requirements of the Act that Petitioner's customers pay the lowest transition bond charges consistent with market conditions at time of pricing.

            In the same manner as provided in the Original Financing Order, all of the assets of the SPE, including, without limitation, the BGS Bondable Transition Property and the other collateral of the SPE (the "Other SPE Collateral"), will be pledged as collateral to secure the BGS Transition Bonds. The Other SPE Collateral will include, without limitation: (1) the rights of the SPE under the BGS Transition Bond Transaction documents, including the purchase agreement by which each SPE acquires the Bondable Transition Property; (2) a servicing agreement by which Petitioner or any successor Servicer acts as servicer of the Bondable Transition Property; (3) an administration agreement by which the SPE will be administered; (4) various trust accounts of the SPE into which the proceeds of BGS TBC, together with the pledged funds of the SPE, will be deposited; (5) any investment earnings on amounts held by the Bond Trustee; and (6) the equity capital of the SPE.

            While the Board is requested to approve BGS Transition Bonds with scheduled amortization upon issuance not exceeding 15 years in accordance with N.J.S.A.48: 3-62(d)(3), and with a final legal maturity of up to 17 years in order to minimize overcollateralization requirements and to enhance the prospects of securing the highest possible credit rating for the BGS Transition Bonds, Petitioner expects that the actual amortization schedule upon issuance and final legal maturity of the BGS Transition Bonds will not exceed that of the Transition Bonds issued pursuant to the Original Financing Order in the Original Transition Bond Transaction. These objectives should result in lower interest costs and thus benefit to ratepayers.

            In the same manner as provided in the Original Financing Order, Petitioner requests that the duration of the MTC-Tax be identical to the duration of the Transition Bond Charge. The following schematic illustrates the proposed transaction:




PARTIES TO TRANSACTION                                                          Sale of BGS Transition
                                                                             Bonds for cash, pursuant to
-----------------                              -----------------------------    Underwriting Agreement
|               |                              |            SPE            |                             -----------------
|     PSE&G     |<---------------------------->|   PSE&G Securitization    |<--------------------------->|               |
|               |    Sale of rights to BGS     | Limited Liability Company |                             | UNDERWRITERS  |
|               | Bondable Transition Property |   Sole Member, PSE&G      |-----------|      |----------|               |
-----------------     for net proceeds of      |                           |           |      |          -----------------
                       Transition Bonds        -----------------------------           |      |            ^
                                                     |  |                              |      |            |
                                                     |  |   Parties to Indenture       |      |            |
-----------------    Servicing BGS Bondable          |  |   governing issuance of      |      |            |       Sale of BGS
|               | Transition Property for servicing  |  |   BGS Transition Bonds;      |      |            |   Transition Bonds for
|   SERVICER    |    fee, pursuant to Servicing      |  |    BGS Transition Bonds      |      |            |          cash
|    PSE&G      |            Agreement               |  |      secured by BGS          |      |            v
|               |-------------------------------------  |    Bondable Transition       |      |          -----------------
-----------------                                       |   Property and Other SPE     |      |          |               |
                                                        |          Collateral          |      |          |   INVESTORS   |
                       Administration of SPE for        |                              |      |          |               |
                     Administration Fee, pursuant to    |                              |      |          -----------------
-----------------       Administration Agreement        |                         -----------------
|               |                                       |                         |               |
| ADMINISTRATOR |----------------------------------------                         |     BOND      |
|     PSE&G     |                                                                 |    TRUSTEE    |
|               |                                                                 |               |
-----------------                                                                 -----------------


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



      b.    Recovery of Upfront BGS  Transaction Costs

            In the same manner as the Original Financing Transaction, in order to issue BGS Transition Bonds and to produce benefit for its customers, Petitioner will incur Upfront Transaction Costs related to the issuance of BGS Transition Bonds. Based on the current estimated initial offering of $150 million of Transition Bonds, Petitioner currently estimates that such amount will include Upfront Transaction Costs of approximately $2.5 million which may vary, in part, based on the factors described below. Upfront Transaction Costs of issuing BGS Transition Bonds will include, among other items, the underwriting spread, rating agency fees, accounting fees, any Securities and Exchange Commission registration fees printing and marketing expenses, trustees' fees, legal fees, the servicing set-up fee and the administrative cost of forming the SPE.

            In the same manner as provided in the Original Financing Transaction, the Petitioner requests authority to recover the Upfront Transaction Costs from the proceeds of the sale of the BGS Transition Bonds and to include such costs as BGS Transition Costs, the right to recover such amounts to constitute a portion of the Bondable Transition Property. To the extent prior payment is required, such costs will be paid by Petitioner and reimbursed from the proceeds of the BGS Transition Bonds.

      c.    Ongoing BGS Transition Bond Costs

            Petitioner requests recovery of the Ongoing Transition Bond Costs through the BGS TBC. The primary Ongoing Transition Bond Costs are the principal and interest on the BGS Transition Bonds. Other Ongoing Transition


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

      Bond Costs include principally the servicing fee (the "Servicing Fee") paid to Petitioner, as the Servicer (as defined below) and the ongoing cost of credit enhancement and overcollateralization.

            In the same manner as provided in the Original Financing Order, it is anticipated that there will be a small amount of additional Ongoing Transition Bond Costs associated with the BGS Transition Bond Transaction, such as an administration fee, legal and accounting fees, directors or managers' fees, rating agency fees, trustee fees and other costs of operating the SPE. These Costs are BGS Transition Costs and will be recovered through the BGS TBC in accordance with the Act, and the right to recover these costs as BGS Transition Costs will be included as a portion of the BGS Bondable Transition Property.

      d.    Approval of Final Terms and Conditions: BGS Transition Bond
            Transaction

            In the same manner as provided in the Original Financing Order, upon the pricing of the BGS Transition Bonds, the Board's Designee under the Act will file with the Board a certificate to the effect that the structure and pricing of the BGS Transition Bonds assures that Petitioner's customers pay the lowest BGS TBC consistent with market conditions and the terms of the Financing Order, and approving the terms and conditions of the BGS Transition Bonds, including scheduled amortization up to 15 years and final legal maturities of up to 17 years, as required to obtain the highest possible credit ratings. Payments on the BGS Transition Bonds will be semi-annual or quarterly, depending upon input from rating agencies, tax considerations and market conditions at the time of the pricing of BGS Transition Bonds. Debt service on the BGS Transition Bonds will be scheduled upon issuance so that the sum, for each annual period, of the Period Payment Requirement (as defined below) and the associated MTC-Tax collections will be substantially equal. So long as the structure, pricing, terms and conditions meet such parameters, Petitioner will be authorized under the Financing Order to undertake the BGS Transition Bond Transaction.

            In the same manner as provided in the Original Financing Order, if the structure, pricing, terms and conditions meet the requirements discussed above, the Company will be authorized under the Financing Order to undertake the BGS Transition Bond Transaction. Prior to the pricing of the BGS Transition Bonds, the Designee may obtain from the Board's financial advisors recent secondary market trading levels of existing utility stranded cost securitization bonds, to the extent such is available through public sources. To the extent such information is available, it is anticipated that such information may, in part, be considered in connection with the pricing of the Transition Bonds. The Designee may also conduct conference calls and meetings with the Board's financial advisors to discuss the background of the ABS market, current market conditions, investor perception of recent utility stranded cost securitization bond issues, pricing levels of ABS and recent secondary market trading levels, to the extent available. Finally, the Designee may elect to be present at pricing, either in person or by telephone.

            In the same manner as provided in the Original Financing Order, not later than five business days after the issuance and sale of the BGS Transition Bonds,

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


      Petitioner will be required to confirm to the Board, in an ("Issuance Advice Letter"), the actual interest rates on the BGS Transition Bonds, the expected principal amortization schedule (the "Expected Amortization Schedule") and the initial BGS Transition Bond Charge and MTC-Tax, which will be calculated in accordance with the Formula. The Issuance Advice Letter will also include a calculation of the benefit to Petitioner's Customers from the issuance of the BGS Transition Bonds as provided in N.J.S.A. 48:3-62 (c) (3) using the methodology employed in Exhibit A attached hereto applied to the actual structure and terms of the Transition Bonds. The initial BGS Transition Bond Charge and MTC-Tax shall become effective immediately when the Issuance Advice Letter is filed, without further action by the Board.

      e.    BGS Transition Bond Charge

            In the same manner as provided in the Original Financing Order, when the BGS Transition Bond Transaction is completed upon the issuance of the BGS Transition Bonds, Petitioner will impose the BGS TBC upon its ratepayers. While the new BGS TBC will be separate Bondable Transition Property and for purposes of Petitioner's tariff, separate and distinct from the Transition Bond Charge ("Original TBC")that the Board authorized in the Original Financing Order and that has been imposed upon ratepayers as a result of the Original Transition Bond Transaction, the Original TBC and the BGS TBC will be combined for customer billing and administration, provided that such amounts are separately recorded on the books of Petitioner pending payment to the Trustee.


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

            In the same manner as provided in the Original Financing Order, BGS TBC will be set by the Formula, from time to time, at a level intended to recover the sum of the Ongoing Transition Bond Costs, including, without limitation: (i) the principal of (in accordance with the Expected Amortization Schedule approved by the Designee at the time of pricing of the BGS Transition Bonds), and interest on, BGS Transition Bonds authorized by the Board in the Financing Order; (ii) the costs of operating and administering the SPE; (iii) the costs of servicing the BGS Transition Bonds, including servicing and trustee fees, expenses and indemnities; (iv) amounts required to fund or replenish the overcollateralization account in accordance with overcollateralization schedule approved at pricing of the BGS Transition Bonds, including the reimbursement of any amounts drawn from the capital account, and (v) the ongoing expenses of any other credit enhancement agreement (the required periodic payment of all such amounts, including deficiencies on past due amounts for any reason, is herein called the "Periodic Payment Requirement" and the total of such requirements until paid in full, the "Total Payment Requirements").

              The BGS TBC and the MTC-Tax will be set and adjusted in accordance with the Formula, based on the same assumptions as applicable to, and approved in the Original Financing Transaction, as those assumptions are adjusted from time to time, including but not limited to energy sales forecasts, customer payment and charge-off patterns, defaults by third party suppliers (as described herein), the Periodic Payment Requirement and, with respect to the MTC-Tax, the applicable state and Federal income tax rates in effect from time to time. BGS

      Transition Bond Charges shall remain in effect until the SPE owner of the BGS Bondable Transition Property has received Transition Bond Charges sufficient to discharge the Total Payment Requirements.

            Each customer's monthly bill will contain a single, line item containing the then current combined Original Transition Bond Charge, the BGS Transition Bond Charge and their related MTC-Tax Charges for all issued and outstanding Transition Bonds, and will, in addition, contain a note in text or a footnote that a portion of such combined charge represents Bondable Transition Property being collected on behalf of the SPEs as owners of their respective Bondable Transition Property.

      f.    Periodic Adjustments to the BGS Transition Bond Charge and MTC-Tax

            The Board is required by the Act to make mandatory periodic adjustments (the "True-Up Mechanism") to the BGS TBC upon petition of Petitioner, its assignee or financing entity, to ensure receipt of revenues sufficient to satisfy, on a timely basis, the Periodic Payment Requirement. Mandatory periodic adjustments must be made at least annually, and, as described earlier, using the Formula. As Servicer, the Petitioner will be responsible for filing documentation with the Board for any necessary periodic adjustments in the same manner as the Original Transition Bond Transaction. (Petitioner, as servicer under the Service Agreement and any successor to Petitioner as servicer are herein referred to as the "Servicer".) Although the Servicer expects to file for periodic adjustments annually, it is also requesting, in the same manner as provided in the Original Financing Order, authorization to file for adjustments as often as quarterly as determined necessary for credit rating purposes. Each periodic adjustment shall become effective 30 days after filing thereof with the Board absent a determination by the Board of manifest error. Under the Act, Petitioner, as initial Servicer, shall propose such adjustments in a filing with the Board at least 30 days in advance of the date upon which it is requested to be effective. In the same manner as provided in the Original Financing Order, the proposed adjustment shall become effective on an interim basis on such date and, in the absence of a Board order to the contrary finding a manifest error, shall become final 60 days thereafter.

            In the same manner as provided in the Original Financing Order, Petitioner shall be entitled to request and the Board shall approve mandatory periodic adjustments of the MTC-Tax. The adjustment is to be made at least annually to reconcile the income tax recovered to the income taxes required to be paid on the taxable net revenue from the Transition Bond Charges. The reconciliation is to be made in the same manner as the True-Up Mechanism for BGS Transition Bond Charges in order to ensure receipt of revenues sufficient to assure recovery of the MTC-Tax. Upon petition of Petitioner, the MTC-Tax will be adjusted based upon assumptions described in the Formula , as those assumptions are adjusted from time to time in accordance with the Formula. No delay in the mandatory adjustment of the MTC-Tax will in any way adversely affect the mandatory periodic adjustment of the Transition Bond Charge described in the preceding paragraph.

            In the same manner as provided in the Original Financing Order, the Petitioner also requests that the Board grant the Petitioner authority to make "non-routine" adjustments. Non-routine filings for adjustments would be made to accommodate changes to the Formula described therein if deemed appropriate by Petitioner to remedy a significant and recurring variance between actual and expected Transition Bond Charge collections. Any such filing would be required to be made at least 90 days prior to the proposed effective date, and would be subject to Board approval.

            Petitioner intends to make routine annual true-up filings for the TBC and MTC Charge at the same time, and in the same manner that it makes such filings with respect to the Original Securitization Transaction, except during the last year before the scheduled maturity of the Original Transition Bonds or the Transition Bonds as proposed herein, where more frequent true-ups may be required as authorized in the Original Financing Order and as proposed herein.

      g.    Remittance of Transition Bond Charges

            The Servicer will remit, in the same manner as provided in the Original Financing Order, at least monthly, to the Transition Bond trustee ("Bond Trustee") the Transition Bond Charges, based on the collection methodology approved in the Original Financing Order, which methodology is incorporated herein by reference thereto.

            The Servicer will receive the BGS Transition Bond Charge collections daily and may, as authorized by the Act, commingle BGS Transition Bond Charge collections with Original Transition Bond Charge collections and with other customer payments until the remittance date to the Bond Trustee. Collections from each customer will be applied first to sales taxes (which Petitioner will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated to the Transition Bond Charges for all series of Transition Bonds, to the MTC-Tax and to the Petitioner's other charges, pro rata, based on the proportions that the aggregate Transition Bond Charges, the related MTCs-Tax and the Petitioner's other charges bear to the total charges collected. Partial payments of Transition Bond Charges will be allocated to the owners of Bondable Transition Property, pro rata, based on the proportions that the Transition Bond Charge representing the Bondable Transition Property created under the Original Financing Order, the BGS Transition Bond Charges as proposed for creation herein and any Transition Bond Charges created pursuant to other subsequent financing orders bear to the total Transition Bond Charges collected.

            The Bond Trustee will retain BGS Transition Bond Charge collections received from the Servicer until it makes scheduled principal and interest payments and all servicing fees and ongoing expense payments to the appropriate parties. These distributions are expected to be made on a quarterly or semiannual basis. The Bond Trustee will hold all BGS Transition Bond Charge collections received from the Petitioner between the remittance date and distribution date in a collection account. The Bond Trustee will invest the funds in the collection account in investment grade short-term securities that mature on or before the next distribution date.

            Investment income earned in the trust accounts held by the Bond Trustee may be used to satisfy currently scheduled interest and principal payments on the BGS Transition Bonds and related expenses and to reimburse the SPE's equity and to satisfy scheduled overcollateralization amount. Investment income on the capital account not used currently for this purpose will be released to the SPE. Any earnings in excess of required amounts in such trust accounts (other than the capital account) will reduce the BGS TBC through the True-Up Mechanism.

            Upon retirement of all outstanding Transition Bonds and any related Ongoing Transition Bond Costs, any remaining amounts held by the Bond Trustee will be released to the SPE. Petitioner's equity in the SPE (and any investment earnings thereon) may be distributed to Petitioner, and Petitioner will credit an amount equal to any overcollected BGS TBC, less any amount of any unpaid MTC-Tax, to its customers against its distribution charges.

      h.    Credit Enhancement

            The BGS Transition Bond documents will incorporate the True-Up Mechanism authorized by the Act as described above and overcollateralization amounts or other means of credit enhancement as required by the rating agencies or taxing authorities.

            In the same manner as provided in the Original Financing Order, the BGS TBC will be set to collect an overcollateralization amount over time in addition to the principal (in accordance with the expected amortization schedule) and interest payable on the Transition Bonds and the other Ongoing Transition Bond Costs. The overcollateralization amount needed to satisfy the rating agencies will be determined by Petitioner, with input from the rating agencies and tax authorities prior to the time Transition Bonds are priced, and approved by the Designee at the time of pricing of the Transition Bonds in the same manner as authorized in the Original Financing Order. As with other components of the BGS TBC, the overcollateralization component will be incorporated into each periodic adjustment to the extent necessary using the True-Up Mechanism.

            Customers will receive credit from Petitioner against rates then in effect equal to the amount of any collateral remaining after satisfaction of the Total Payment Requirements less any amount of any unpaid MTC-Tax charges (and after return of Petitioner's equity, together with interest earnings thereon). As a result, overcollateralization will not reduce customer benefits from the BGS Transition Bond Transaction.

      i.    Formation of SPE

            A new SPE will be formed by the Petitioner prior to the issuance of the Transition Bonds as a wholly-owned, non-utility special purpose subsidiary of the Petitioner and is expected to be a limited liability company.

            The fundamental organizational documents of the SPE will be substantially the same in all material respects as PSE&G Transition Funding LLC created in connection with the Original Securitization Transaction, imposing significant limitations upon the activities of the SPE and the ability of Petitioner to take actions as the holder of the equity interest therein. For example, the SPE will be formed for the limited purpose of acquiring the BGS Bondable Transition Property and Other SPE Collateral and issuing and selling the BGS Transition Bonds. It will not be permitted to engage in any other activities, and will have no assets other than the BGS Bondable Transition Property (as defined below) and Other SPE Collateral.

      j.    Bondable Transition Property

            Petitioner's bondable BGS transition property (the "BGS Bondable Transition Property") will consist of (a) the irrevocable right to charge, collect and receive, and be paid from collections of BGS Transition Bond Charges the amount necessary to provide for the full recovery of Total Payment Requirements, (b) all rights of Petitioner under the Financing Order, including without limitation all rights to obtain periodic adjustments of the BGS TBC pursuant to the True-Up Mechanism and (c) all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the BGS Transition Bond Charges. Pursuant to the Act, upon receipt of payment for the BGS Bondable Transition Property by the Petitioner from the SPE, the BGS Bondable Transition Property will constitute a vested presently existing property right which will continuously exist as property for all purposes as provided in the Act and the Financing Order, whether or not the revenues and proceeds arising with respect thereto have accrued and notwithstanding the fact that the value of the property right may depend upon consumers using electricity or Servicer performing services; and the validity of any sale, assignment or other transfer of the BGS Bondable Transition Property will not be defeated or adversely affected by the commingling by

      Petitioner of revenues recovered from amounts charged, collected and received on account of the BGS Bondable Transition Property with other funds of Petitioner.

      k.    Sale of BGS Bondable Transition Property to SPE

            The Board is requested to approve the sale by Petitioner of the BGS Bondable Transition Property to the SPE in a transaction which, under the Act, will be a legal true sale and absolute transfer to each SPE, notwithstanding any other characterization for tax, accounting or other purposes. The SPE will have all of the rights, among others, to exercise, through Petitioner or its successor electric public utility, any and all rights and remedies to collect any amounts payable by any customer in respect of the BGS Bondable Transition Property. The SPE will thus have the right to direct Petitioner or any successor utility to shut-off electric power to the extent permitted in accordance with law and any applicable regulations. The SPE and other third parties, however, will not have any right to exercise any direct control over the distribution and transmission system of Petitioner.

            The agreement in connection with the sale and transfer of the BGS Bondable Transition Property to an SPE may include representations and warranties with respect to, among other things, the validity of the Financing Order, the BGS Bondable Transition Property and the title thereto, and provide specific covenants, indemnities and repurchase obligations in connection with such transfer for the benefit of the holders of BGS Transition Bonds.

      l.    Issuance of BGS Transition Bonds

            The Board is requested to approve the issuance of BGS Transition Bonds by the SPE. The BGS Transition Bonds will, by their terms, be recourse only to the SPE's credit and assets, and will be secured by a pledge of all of the right, title and interest of the SPE in its BGS Bondable Transition Property and Other SPE Collateral. BGS Transition Bonds may be issued in series and classes with different terms.

      m.    Non-bypassable BGS Transition Bond Charge

            Under the Act and as authorized in the Original Financing Order, the BGS Transition Bond Charge will be non-bypassable and will be assessed against and collected from all customers of the Petitioner or any successor electric public utility, except as provided in the Act, within the Petitioner's service area at the date of this Petition until the Total Payment Requirements are discharged in full. The BGS Transition Bond Charge shall apply equally to each customer, regardless of class, based on the amount of electricity delivered to the customer through the transmission and distribution system of Petitioner or any successor electric public utility that may take over all or a portion of the Petitioner's service area at the date of this Petition, including electricity sold to customers by any third party supplier, as described below.

      n.    Third Party Suppliers

            Billing, collection and remittance of BGS Transition Bond Charges by a third party supplier ("TPS") may increase the risk of shortfalls in the BGS Transition Bond Charge or MTC-Tax collections by exposing the cash flow to potential interruption due to the default, bankruptcy or insolvency of the TPS. This risk of interruption will increase risks to investors, potentially increasing the required credit enhancement or reducing the credit rating and increasing the rate of interest on Transition Bonds that would be required by investors. Such TPS billing may increase the BGS Transition Bond Charge or MTC-Tax component resulting from interruption or delay in payment.

            In order to mitigate against these risks, satisfy rating agency concerns and reduce the cost to ratepayers, Petitioner requests that any TPS should be required, in the same manner as provided in the Original Financing Order, to comply with the billing, collection and remittance procedures and information access requirements set forth below. Petitioner requests that the Board will, consistent with the Original Financing Order, only authorize a TPS to bill and collect the BGS Transition Bond Charge and associated MTC-Tax with respect to power sold by it for remittance to the Servicer if (i) such TPS agrees to remit the full amount of all charges it bills to customers for services provided by Petitioner, together with BGS Transition Bond Charges and MTC-Tax, regardless of whether payments are received from such customers, within 15 days of Petitioner's (or any successor Servicer's) bill for such charges; (ii) such TPS provides the Servicer with total monthly kWh usage information for each customer in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance; and (iii) the Servicer is entitled, within seven days after a default by the TPS in remitting any charges payable to Petitioner, including BGS Transition Bond Charges and MTC-Tax billed, to assume responsibility for billing all charges for services provided by Petitioner or any Servicer, including the Transition Bond Charges and MTC-Tax, or to transfer responsibility to a qualifying third party. In addition, if and so long as such TPS does not maintain at least a "Baa2" and "BBB" (or the equivalent) long term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS should be required to maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to the Petitioner, including the BGS Transition Bond Charges and MTC-Tax, as agreed upon by Petitioner (or any successor Servicer) and the TPS. In the event of a default in the remittance of any such charges by a TPS, any shortfall in the BGS Transition Bond Charge or MTC-Tax collections by a TPS would be included in the periodic adjustment of the BGS Transition Bond Charge and MTC-Tax.

      o.    Servicing

            Pursuant to the Act and in the same manner as authorized in the Original Financing Order, Petitioner will enter into a servicing agreement with the SPE to perform servicing functions on behalf of the SPE. Pursuant to the servicing agreement with the SPE (to be substantially the same in all material respects as the Service Agreement authorized in the Original Financing Order), Petitioner will act as Servicer of the Bondable Transition Property. Petitioner will be responsible for customer kWh billing and usage information, and for billing, collecting and remitting the Transition Bond Charges. Petitioner's proposed procedures for remittance of Transition Bond Charges will be substantially the same as authorized in the Original Financing Order.

            Petitioner, as Servicer, will contract with the SPE to collect amounts in respect of the BGS Transition Bond Charges for the benefit and account of such SPE, and to account for and remit these amounts to or for the account of such SPE. The servicing agreement will provide that Petitioner, as initial Servicer, may not voluntarily resign its duties as Servicer without obtaining the prior approval of the Board or if such resignation will result in the reduction or withdrawal of the credit ratings of Transition Bonds. In the event that the Petitioner defaulted in its servicing functions, as set forth in the servicing agreement, or were required to discontinue its billing and collecting functions, a successor Servicer acceptable to the Bond Trustee and the rating agencies, and meeting such criteria as the Board may establish, would replace the Petitioner, as Servicer, and assume such billing and collecting functions. Criteria for appointing a successor Servicer include, among other things, credit and data-processing quality and expertise in performing servicing functions relating to the BGS Transition Bond Transaction.

            If the Petitioner no longer performs servicing functions, the Servicing Fee will be paid directly to the successor Servicer and Petitioner's future rates will not be adjusted to reflect the amount of the Servicing Fee.

            The servicing agreement will include Petitioner's representations, warranties, agreements, covenants and indemnities for the benefit of the holders of BGS Transition Bonds and will be substantially the same as Petitioner's servicing agreement in the Original Financing Transaction.

            In the same manner as provided in the Original Financing Order, an annual Servicing Fee equaling 0.005% (five (5) basis points) of the initial principal balance of the BGS Transition Bonds, which may be payable in semiannual or more frequent installments, will be a part of the servicing agreement and will be recovered through BGS Transition Bond Charges. The Servicing Fee represents a reasonable good faith estimate of Petitioner's incremental cost to service the BGS Transition Bonds, including billing, monitoring, collecting, receiving, accounting for and remitting BGS Transition Bond Charges, systems modifications to bill, monitor, collect and remit BGS Transition Bond Charges, reporting requirements imposed by the servicing agreement, procedures required to coordinate with each TPS, required audits related to Petitioner's role as Servicer and legal and accounting fees related to the servicing obligation, together with a reasonable return. In the same manner as authorized in the Original Financing Order, the size of the Servicing Fee has been calculated in a manner to protect the "bankruptcy remote" nature of the transaction. The Servicing Fee paid to Petitioner, as Servicer, will be lower than the Servicing Fee paid to a successor Servicer which does not bill the BGS Transition Bond Charge concurrently with charges for other services to reflect the higher costs incurred by such successor. The rating agencies would expect an annual Servicing Fee as high as 1.25% of the original Transition Bond principal amount to be authorized in the Financing Order for a successor Servicer which does not bill and collect charges other than the Transition Bond Charge. This higher Servicing Fee would assure that a successor Servicer could be found.

      p.    Tax Component Recoveries - Accounting and Related Issues

            Petitioner will recover the Tax Component of the recoverable stranded costs through the ongoing collection of the MTC-Tax, until full payment of principal and interest of the Transition Bonds. As authorized in the Original Financing Order, the MTC-Tax will be subject to mandatory periodic adjustment (at the same time and in the same manner as the BGS Transition Bond Charges) to reconcile the MTC-Tax collections with the income tax required to be paid on the taxable revenue from the BGS Transition Bond Charge and the MTC-Tax. The Petitioner will maintain separate accounting for the MTC-Tax collections and the BGS Bondable Transition Property. As provided in the Act, Petitioner's retention of the MTC-Tax will in no way affect or impair the legal true sale and absolute transfer of the BGS Bondable Transition Property to the SPE, or otherwise affect the legal rights and attributes of the BGS Bondable Transition Property under the Act,

6.    RATEPAYER BENEFITS

            As illustrated by Exhibit A, the BGS Transition Bond Transaction will produce ratepayer benefits in the form of lower interest rates than would have been achieved without the issuance of the Transition Bonds.

            The actual amount of ratepayer benefit resulting from the Transition Bond Transaction will depend upon the actual amount of Transition Bonds issued, prevailing interest rates, market conditions at the time of Transition Bond pricing, and the actual amount of BGS Transition Costs. Pricing, structure, terms and conditions of the Transition Bonds are to be approved by the Designee pursuant to the Financing Order in the same manner as provided in the Original Financing Order.

7.    USE OF PROCEEDS

            The proceeds, net of underwriting discount, from the sale of BGS Transition Bonds will be remitted to Petitioner in consideration of Petitioner's sale of its BGS Bondable Transition Property. In accordance with N.J.S.A. 48:3-62(a), Petitioner will use such proceeds, after paying of Upfront Transaction Costs, to reduce the amount of its BGS Transition Costs through the refinancing or retirement of its debt or equity, or both including transactions completed prior to the date and in anticipation issuance of the Financing Order.

8.    RELATED ISSUES

            There are several related issues that have a potentially significant impact on the Transition Bond Transaction as described below.

      a.    Tax Considerations

            The benefits of the BGS Transition Bond Transaction depend in large part on recognizing taxable income in respect of BGS Transition Costs as BGS Transition Bond Charges are paid by customers, rather than such income being accelerated into current income upon issuance of the BGS Transition Bonds.

            As a result, in connection with the Original Financing Order, Petitioner applied for and received a private letter ruling ("Original Ruling") from the Internal Revenue Service ("IRS") confirming that (a) the issuance of the Original

      Financing Order by the Board would not result in gross income to Petitioner; (b) the issuance of the Original Transition Bonds would not result in gross income to Petitioner; and (c) the Original Transition Bonds would be treated as obligations of Petitioner for Federal income tax purposes. For the BGS Transition Bond Transaction, Petitioner expects to rely upon IRS Revenue Procedure 202-49 (the "Revenue Procedure"). While Petitioner believes that the Revenue Procedure is applicable to the BGS Transition Bond Transaction, Petitioner reserves the right to seek a private letter ruling if, in Petitioner's judgment, such a ruling would be advantageous and to request the Board to authorize changes in the terms of the BGS Transition Bond Transaction, if necessary, to comply with the Revenue Procedure or to obtain such a ruling.

      b.    Accounting and Financial Reporting

            The amount financed is expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long term debt on the balance sheet of the SPE for financial reporting purposes. Because such SPE will be a wholly-owned subsidiary of Petitioner, it is required that such SPE be consolidated with Petitioner for financial reporting purposes under GAAP. Therefore, the SPE's debt will appear on the consolidated balance sheet of Petitioner in its financial statements filed with the Securities and Exchange Commission in the same manner as debt of Petitioner's wholly-owned sudsidiary, PSE&G Transition Funding LLC incurred in the Original Transition Bond Transaction.

            For purposes of financial reporting to the Board, Petitioner will exclude the SPE's debt from its capital structure and exclude interest on the BGS Transition Bonds and other Ongoing Transition Bond Costs from its regulated cost of service.

            The BGS Transition Bond Transaction is not expected to adversely impact Petitioner's credit ratings, as it is expected that the rating agencies will again determine that BGS Transition Bonds, which are not supported by Petitioner's general revenue stream and not collateralized by its assets, do not adversely affect Petitioner's creditworthiness. Therefore, as in the Original Transition Bond Transaction, it is anticipated that the rating agencies will exclude the BGS Transition Bonds as debt for purposes of calculating financial ratios.

      c.    Rating Agency Considerations

            (i)   Bankruptcy-Related Opinions

            As in the Original Transiton Bond Transaction, the rating agencies continue to expect acceptable opinions of bankruptcy counsel at the time BGS Transition Bonds are issued for assurance that the BGS Bondable Transition Property will be bankruptcy-remote from Petitioner. To obtain such opinions, the transfer of the BGS Bondable Transition Property from Petitioner to the SPE must constitute a legal "true sale" such that if Petitioner were to become the subject of a bankruptcy or insolvency case, the BGS Bondable Transition Property would not be part of its bankruptcy estate and therefore would not be subject to the claims of its creditors.

            As in the Original Transition Bond Transaction, another element of the bankruptcy analysis focuses on the separate legal status of Petitioner and the SPE. Although Petitioner will wholly own the SPE, the Transition Bond Transaction will be structured so that, in the event of a bankruptcy of Petitioner, the SPE's separate legal existence would be respected and the assets and liabilities of the SPE would remain separate from the estate of Petitioner. The structural elements supporting such separate existence include requirements that the SPE be adequately capitalized, that Petitioner be adequately compensated on an arms-length basis for the servicing functions it performs in billing, collecting and remitting the BGS Transition Bond Charges and that Petitioner and the SPE take steps to ensure that creditors are not misled as to their separate existence. These structural protections are very important because, without such protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard the SPE's separate existence.

            (ii)  Credit Enhancement

            Credit enhancements are mechanisms that provide investors with added assurance that they will timely recover their principal and interest as scheduled. In the same manner as authorized in the Original Financing Order, Petitioner proposes to provide credit enhancement in the form of capitalization of the SPE, true-up mechanisms, overcollateralization amounts and liquidity reserves. The BGS Transition Bond Transaction will incorporate the True-Up Mechanism authorized by N.J.S.A. 48:3-64(b) and authorized in the Original Financing Order as described above and overcollateralization amounts or other means of credit enhancement as required by the rating agencies or taxing authorities.

            As in the Original Transition Bond Transaction, the purpose of the overcollateralization amount is to provide security to investors and to enhance the credit rating of BGS Transition Bonds by providing an additional amount to cover shortfalls in BGS TBC. As a result, the BGS Transition Bond Charge will be set to collect an overcollateralization amount over time in addition to the principal (in accordance with the expected amortization schedule) and interest payable on the BGS Transition Bonds, together with the other Periodic Payment Requirements. In the same manner as authorized in the Original Financing Order, the overcollateralization amount needed to satisfy the rating agencies will be determined by Petitioner with input from the rating agencies and tax authorities prior to the time BGS Transition Bonds are priced and will be submitted to the Designee for approval at the time of pricing of the BGS Transition Bonds. As with other components of the BGS TBC , in the same manner as authorized in the Original Financing Order, the overcollateralization component, any deficiencies on past due payments and any excess in BGS TBC collections accumulated under the Indenture will be incorporated into each periodic adjustment to the extent necessary using the True-Up Mechanism.

            Customers will receive credit equal to the amount of any BGS Bondable Transition Property overcollateralization remaining upon discharge of the Total Payment Requirements (excluding Petitioner's equity and investment earnings thereon). As a result, overcollateralization will not reduce customer benefits from the Transition Bond Transaction.

      d.    Allocation of Collection Shortfalls

            As in the Original Transition Bond Transaction, in order to preserve the bankruptcy-remote status of the BGS Bondable Transition Property and Other SPE Collateral once it is transferred to the SPE, Petitioner cannot have any claim on the Bondable Transition Property. In its capacity as Servicer, Petitioner will bill BGS Transition Bond Charges, along with Original Transition Bond Charges, and other charges for services rendered to customers obligated to pay such charges, in a single bill. If Petitioner collects less than the full amount that is billed to such customers, it is not permitted to favor itself over the SPE, as owner of Bondable Transition Property. As described earlier and as provided in the Original Transition Bond Transaction, upon the issuance of BGS Transition Bonds, amounts collected from a customer will be applied first to sales taxes (which Petitioner will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of customer billings will be allocated to the aggregate Transition Bond Charges (including both the Original Transition Bond Charge and BGS TBC), the aggregate related MTC-Tax charges and to the Petitioner's other charges, pro rata, based on the proportions that such aggregate Transition Bond Charges and BGS Transition Bond Charges, the aggregate MTC-Tax and the Petitioner's other charges bear as the total charges collected. Partial payments of the aggregate Transition Bond Charge will be allocated to the owners of Bondable Transition Property, pro rata, based on the proportion that the original Transition Bond Charge established pursuant to the Original Financing Order and the BGS Transition Bond Charges proposed to be established pursuant to the Financing Order requested hereby, together with any Transition Bond Charges established pursuant to other subsequent financing orders bear to the total Transition Bond Charges collected.

      e.    SPE Administration and Other Transactions With the SPE

            In the same manner as in the Original Transition Bond Transaction, the SPE will enter into an administration agreement with Petitioner pursuant to which Petitioner will perform ministerial services and provide facilities for the SPE to ensure that it is able to perform such day-to-day operations as are necessary to maintain its existence and perform its obligations under the BGS Transition Bond Transaction documents. The Petitioner will be paid an administration fee in an amount commensurate with its costs, which will be included in the Periodic Payment Requirements.

9. CORRESPONDENCE OR COMMUNICATIONS WITH RESPECT TO THIS PETITION MAY BE ADDRESSED TO:

      James T. Foran, Esq., General Corporate Counsel
      Public Service Electric and Gas Company
      80 Park Plaza, T5B
      P.O. Box 570
      Newark, New Jersey 07101

            Petitioner therefore prays that your Honorable Board approve the Petitioner's proposal by issuing an irrevocable Bondable Stranded Costs Rate Order to authorize (1) the imposition of a non-bypassable transition bond charge and the collection of such charge, (2) the sale of the right to receive such charge to an approved financing entity, (3) the issuance of transition bonds by the financing entity to recover Petitioner's deferred BGS Costs as BGS Transition Costs and to apply the proceeds of such bonds to refinance or retire Petitioner's outstanding debt and/or equity and (4) a formula for the calculation and adjustment of the transition bond charge and the market transition charge-tax related thereto, all as described more fully in this Petition.

                              Public Service Electric and Gas Company

                              By /s/ James T. Foran
                                 ---------------------------------------------
                                 (James T. Foran)
                                  General Corporate Counsel
                                  80 Park Plaza
                                  Newark, New Jersey 07101

Dated:  July 9, 2003
        Newark, New Jersey

STATE OF NEW JERSEY        )
                           )
COUNTY OF ESSEX            )


      MORTON A. PLAWNER, of full age, being duly sworn, upon his oath deposes and says:

      I am a Vice President and Treasurer of Public Service Electric and Gas Company, the Petitioner named in the foregoing Petition.

      The facts stated in said Petition and the Exhibit attached thereto are true to the best of my knowledge and belief.


                                    By /s/ Morton A. Plawner
                                       ---------------------------------------
                                       Morton A. Plawner



Subscribed and sworn to before me this 9th day of July, 2003.


By /s/ Karina Boto
   ------------------------------
   Karina Boto
   A Notary Public of New Jersey
   My Commission Expires March 24, 2008

                                                                     EXHIBIT A
                                                                   Page 1 of 4


    METHODOLOGY TO CALCULATE RATEPAYER BENEFITS FROM SECURITIZATION SUMMARY
                               ($ in thousands)

                                                                                  Present
                                                                                  Value @
Period            RB-ROR             Securitization         Benefit/(Cost)         6.52%
------         ------------          --------------        ---------------       -----------
  1            $     31,843          $     18,358          $    13,485           $    12,660
  2                  30,794                18,595               12,199                10,752
  3                  29,744                18,839               10,905                 9,023
  4                  28,695                19,091                9,604                 7,461
  5                  27,645                19,350                8,296                 6,050
  6                  26,596                19,604                6,992                 4,787
  7                  25,546                19,711                5,835                 3,751
  8                  24,497                19,783                4,714                 2,845
  9                  23,448                19,857                3,591                 2,034
 10                  22,398                19,933                2,465                 1,311
 11                  21,349                20,011                1,338                   668
 12                  20,299                20,092                  208                    97
 13                  19,250                20,175                 (925)                 (407)
 14                  18,200                20,260               (2,060)                 (851)
 15                  17,151                20,348               (3,197)               (1,240)
               ------------          --------------        ---------------       -----------
               $    367,454          $    294,005          $    73,450           $    58,940

                                                                     EXHIBIT A
                                                                   Page 2 of 4


        METHODOLOGY TO CALCULATE RATEPAYER BENEFITS FROM SECURITIZATION
                                Rate of Return


                                                           Weighted      After-tax WAC
                                    %          Cost          Cost        Discount Rate
                                -------       ------       --------      -------------
Long term debt                  53.6402        7.11%          3.81            2.26
Tax deductible preferred         2.8425        8.36%          0'.24           0.14
Customers' deposits              0.6052        1.82%          0.01            0.01
Preferred stock                  1.4671        5.03%          0.07            0.07
Common equity                   41.4451        9.75%          4.04            4.04
                                -------                    --------      -------------
                                 100.00                       8.18            6.52

                                                                     EXHIBIT A
                                                                   Page 3 of 4


        METHODOLOGY TO CALCULATE RATEPAYER BENEFITS FROM SECURITIZATION
                          Rate Base - Rate of Return
                               ($ in Thousands)


BGS
Deferral
Estimate    $   241,522

  A            B               C                   D              E                F                 G            H
                                                                                Accum.
Period       Amount       Amortization       Accum Amort.        Net          Deferred IT         Rate Base       ROR
------     ---------      ------------       ------------     ---------       -----------       -----------    ---------
   0       $ 241,522               -                 -        $ 241,522        $ 98,662          $ 142,860
   1               -        $ 16,101           $ 16,101         225,421          92,084            133,336     $  11,682
   2               -          16,101             32,203         209,319          85,507            123,812        10,903
   3               -          16,101             48,304         193,218          78,929            114,288        10,124
   4               -          15,101             64,406         177,116          72,352            104,764         9,346
   5               -          16,101             80,507         161,015          65,774             95,240         8,567
   6               -          16,101             96,609         144,913          59,197             85,716         7,788
   7               -          16,101            112,710         128,812          52,620             76,192         7,009
   8               -          16,101            128,812         112,710          46,042             66,668         6,230
   9               -          16,101            144,913          96,609          39,465             57,144         5,452
  10               -          16,101            161,015          80,507          32,867             47,620         4,673
  11               -          16,101            177,116          64,406          26,310             38,096         3,894
  12               -          16,101            193,21B          48,304          19,732             28,572         3,115
  13               -          16,101            209,319          32,203          13,155             19,048         2,336
  14               -          16,101            225,421          16,101           6,577              9,524         1,558
  15               -          16,101            241,522               -               -                  -           779


  A            I                  J                K                    L

Period      Interest          Deferred IT      Current IT      Revenue Requirement
------     ---------         ------------      ----------      -------------------
   0                         $  98,662
   1       $   5,804            (6,577)        $   10,637         $   31,843
   2           5,417            (6,577)            10,366             30,794
   3           5,030            (6,577)            10,096             29,744
   4           4,643            (6,577)             9,825             28,695
   5           4,256            (6,577)             9,555             27,645
   6           3,869            (6,577)             9,284             26,596
   7           3,482            (6,577)             9,013             25,546
   8           3,095            (6,577)             8,743             24,497
   9           2,708            (6,577)             8,472             23,446
  10           2,321            (6,577)             8,201             22,398
  11           1,935            (6,577)             7,931             21,349
  12           1,548            (6,577)             7,660             20,299
  13           1,161            (6,577)             7,389             19,250
  14             774            (6,577)             7,119             18,200
  15             387            (6,577)             6,848             17,151
                                                               -------------------
                                                                  $  367,454



Column
------
H =      Col. G *8.18%
I =      (Col. G *3.81%) + (Col. G * 0.24%) + (Col. G * 0.01%)
J =      (Col. B - Col. C) * 40.85%
K =      (Col. H - Col. I + Col. C + Col. J) * (40.85% / 59.15%)
L =      Col. C + Col. H + Col. J + Col. K

                                                                     EXHIBIT A
                                                                   Page 4 of 4

       METHODOLOGY TO CALCULATE RATE PAYER BENEFITS FROM SECURITIZATION
                             Securitization Costs
                               ($ in thousands)


================================================================================
Securitization Costs
--------------------

Underwriting (0.5% of Principal)                          $           735
Advisor's fee                                                         500
Registration Statement                                                 14
Printing and Engraving                                                100
Trustees                                                               50
Legal                                                                 850
Accountants                                                            75
Rating Agency                                                         300
SPV Set-up fee                                                         25
Miscellaneous                                                          51
Total                                                     $         2,700
================================================================================


Principal:
BGS Deferral After-tax-Estimate             $    142,860
Discount, fees & expenses                          2,700
                                            ------------
                                            $    145,560



                                                   Income,
Period        Principal          Interest           Taxes              Total
------       -----------        ----------        ----------        -----------
  0
  1          $    7,819         $   5,140         $   5,400         $    18,358
  2               8,054             4,978             5,562              18,595
  3               8,297             4,812             5,730              18,839
  4               8,547             4,641             5,903              19,091
  5               8,804             4,465             6,080              19,350
  6               9,070             4,270             6,264              19,604
  7               9,343             3,916             6,452              19,711
  8               9,625             3,511             6,647              19,783
  9               9,915             3,095             6,847              19,857
 10              10,213             2,666             7,054              19,933
 11              10,521             2,224             7,266              20,011
 12              10,838             1,768             7,485              20,092
 13              11,165             1,299             7,711              20,175